EXHIBIT 23

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-171996) and Form S-3 (No. 333-202920) of the First Bancshares, Inc. of our report dated March 30, 2016, with respect to the consolidated financial statements of The First Bancshares, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi

March 30, 2016